EXHIBIT 99.1

PRESS RELEASE, DATED NOVEMBER 20, 2000.

EuroTelecom Communications, Inc. (Trading Symbol-EUTC; Class A Stock quoted on the Alternative Investment Market of the London Stock Exchange as ETMA) whose *application linking technology is used to create the communications backbone for intelligent buildings, has signed a one year exclusive distribution agreement with Chinese telecommunications equipment manufacturer, Huawei Technologies Co., Ltd.

EuroTelecom will become the sole U.K. distributor for Huawei's range of SDH fiber optic transmission products. EuroTelecom expects that prospective customers will be developers and tenants whose buildings and businesses rely upon resilient SDH based Communication networks and services. SDM fiber optic transmission products have a broad application to the retail, leisure, education and commercial office sectors in addition to executive residential developments that demand high-speed future proof systems.

Founded in 1988, Huawei is a high technology enterprise dedicated to the research, development and marketing of telecoms equipment and is one of the largest network solutions providers in Asia. Huawei product areas include switching, SDH (synchronous digital hierarchy) / DWDM (dense wavelength division multiplexing) transmission, optical access networks, mobile and wireless communications, ATM, data communications and video conferencing. Huawei recorded revenues of U.S.$1.5 billion in 1999.

Huawei is a market leader within China, controlling about 25% of China's optical transmission systems, and operates in Africa, the Middle East, Asia, Russia and the U.S. Huawei is seeking to introduce its operations into Europe Through the agreement with EuroTelecom.


Phil Derry, Chief Executive of EuroTelecom, commented:

"We have been looking to add to our SDH product portfolio. The Huawei Relationship provides EuroTelecom with a complementary range of SDH technology allowing wide area broadband solutions with capacity from STM4 up to STM64. Huawei's comprehensive product range now enables EuroTelecom to satisfy our customer's most demanding technology and communication requirements through innovative optical fiber based integrated solutions.

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The Huawei relationship is particularly important when considered alongside our proposed acquisition, announced on 17 December, 2000, of Intelect Network Technologies, (a wholly owned subsidiary of Intelect Communications, Inc (NASDAQ: ICOM))whose technology serves the intelligent building market using STM 1 multi protocol application platforms as installed by EuroTelecom at 'The Printworks' retail and leisure development in Manchester and Q.ton Forum a video conferencing and leisure complex in Cambridge."

This press release contains forward-looking statements. Such Statements are based on the current expectations and beliefs of the management of EuroTelecom Communications, Inc. and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

*Application linking is the term used by EuroTelecom to describe a means of providing a communication path between a series of devices in a network that links end user applications.

An intelligent building is a building that uses self-monitoring and self-supporting technology to control internal building services such as lighting, heating, air conditioning, alarms and communications. SDH stands for synchronous digital hierarchy, STM for synchronous transfer mode and DWDM for dense wavelength division multiplexing, which are recognized transmission standards or methods.

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